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EXHIBIT 1.2   DRAFT FORM OF AGENCY AGREEMENT BETWEEN CITIZENS FEDERAL SAVINGS
               AND LOAN ASSOCIATION OF DELPHOS AND CHARLES WEBB & COMPANY






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                         DELPHOS CITIZENS BANCORP, INC.
                            (A DELAWARE CORPORATION)
                                1,782,500 SHARES
                  (Subject to Increase up to 2,049,875 Shares)

                          COMMON STOCK ($.01 Par Value)
                       Subscription Price $10.00 Per Share

                                AGENCY AGREEMENT

                                   _____, 1996



Charles Webb & Company
a Division of Keefe, Bruyette & Woods, Inc.
211 Bradenton Avenue
Dublin, Ohio  43017

Ladies and Gentlemen:

     Delphos Citizens Bancorp, Inc. (the "Holding Company") and Citizens Federal Savings and Loan Association of Delphos (the "Association") hereby confirm their respective agreements with Charles Webb & Company, a Division of Keefe, Bruyette & Woods, Inc. ("Webb" or, the "Agent") as follows:

     SECTION 1. THE OFFERING. The Holding Company is offering up to 1,782,500 shares of common stock, par value $.01 per share (the "Common Stock") (subject to an increase up to 2,049,875 shares), in a concurrent subscription offering (the "Subscription Offering") and community offering (the "Community Offering") (together the "Subscription and Community Offering") in connection with the conversion of the Association from a federally chartered mutual savings and loan association to a federally chartered stock savings bank to be known as Citizens Bank of Delphos (the "Bank") (it is understood that for purposes of this Agreement, the term "Association" shall include the "Bank" following the Conversion, unless indicated otherwise) and the issuance of all of the Association's outstanding common stock to the Holding Company (the "Conversion") pursuant to the Association's plan of conversion (the "Plan"). Non-transferable rights to subscribe for the Common Stock ("Subscription Rights") will be granted, in the following priority in the Subscription Offering: (1) the Association's depositors with account balances of $50.00 or more as of December 31, 1994 ("Eligible Account Holders"); (2) tax-qualified employee benefit plans of the Association and the Holding Company ("Tax-Qualified Employee Plans"); (3) the Association's depositors with account balances of $50.00 or more as of__________, 1996 ("Supplemental Eligible Account Holders"); and (4) members of the Association at the close of business on_________, 1996 other than Eligible Account Holders, and Supplemental Eligible Account Holders and certain borrowers as of both May 20, 1996 and _____, 1996 who continue to be borrowers as of the date of the Special Meeting. The Holding Company will issue such number of shares of its Common Stock upon the Conversion as is subscribed for and accepted, up to 1,782,500 shares (the "Shares") (subject to increase up to 2,049,875 shares) at a purchase price of $10.00 per share (the "Purchase Price"). The Holding Company is simultaneously offering all shares of Common Stock not subscribed for in the Subscription Offering, if any, in a direct Community Offering to members of the general public with a preference to natural persons residing in postal zip code 45833 in the State of Ohio. Depending on market conditions, shares may be offered in the Community Offering by approved


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broker-dealer firms which are members of the National Association of Securities
Dealers, Inc. ("NASD") ("Assisting Brokers"). If the number of Shares is increased or decreased in accordance with the Plan, the term "Shares" shall mean such greater or lesser number, where applicable.


     The Holding Company has filed with the U.S. Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (File No. 333-_10639____) containing a prospectus relating to the Subscription and Community Offering for the registration of the Shares under the Securities Act of 1933, as amended (the "1933 Act"), and has filed such amendments thereto as have been required to the date hereof (the "Registration Statement"). The prospectus, as amended, included in the Registration Statement at the time it initially became effective is hereinafter called the "Prospectus," except that if any prospectus is filed by the Holding Company pursuant to Rule 424(b) or (c) of the regulations of the Commission under the 1933 Act differing from the prospectus included in the Registration Statement at the time it initially becomes effective, the term "Prospectus" shall refer to the prospectus filed pursuant to Rule 424(b) or (c) from and after the time said prospectus is filed with the Commission and shall include any supplements and amendments thereto from and after their dates of effectiveness or use, respectively.

     The Association has filed with the Office of Thrift Supervision, Department of the Treasury (the "OTS") pursuant to Title 12, Part 563b of the Code of Federal Regulations (the "Conversion Regulations") an Application for Conversion on Form AC, including the Prospectus, and has filed amendments thereto as required by the OTS (as so amended, the "Application"). The Application has been approved by the OTS. The Holding Company has filed with the OTS its application on Form H-(e)1-S (the "Holding Company Application") to acquire the Association under the Home Owners Loan Act, as amended, and the regulations promulgated thereunder ("HOLA").

     SECTION 2. APPOINTMENT OF THE AGENT. Subject to the terms and conditions of this Agreement, the Holding Company and the Association hereby appoint Webb as their financial advisor and marketing agent to utilize its best efforts to solicit subscriptions for Shares of the Company's Common Stock and to advise and assist the Company and the Association with respect to the Company's sale of the Shares in the Offering. The Holding Company and Association understand that KBW may participate in the Offering in the areas of market making, research coverage and syndicate formation (if necessary).

     On the basis of the representations and warranties and subject to the terms and conditions of this Agreement, the Agent accepts such appointment and agrees to consult with and advise the Company and the Association as to the matters set forth in the letter agreement ("Letter Agreement"), dated June 13, 1996, between the Association and Webb (a copy of which is attached hereto as Exhibit A). It is acknowledged by the Holding Company and the Association that the Agent shall not be obligated to purchase any Shares and shall not be obligated to take any action which is inconsistent with any applicable law, regulation, decision or order. Subscriptions will be offered by means of Order Forms as described in the Prospectus. Except as provided in the paragraph below, the appointment of the Agent hereunder shall terminate upon completion of the Subscription and Community Offering.

     Webb agrees to act as financial advisor to the Association and the Holding Company for a period of one year following the consummation of the Conversion for no additional fee to render general advice on financial matters, including dividend policy, and share repurchase programs, assistance with shareholder reporting and shareholder relations matters, general advice on mergers


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and acquisitions, and other related financial matters which are brought to the attention of the Association or the Holding Company. Thereafter, if the parties wish to continue the relationship, a fee will be negotiated and an agreement with respect to specific advisory services will be entered into at that time. Should discussions commence for a specific acquisition transaction by, or a sale of, the Association or the Holding Company during the period in which the Agent is acting as financial advisor to the Association and the Holding Company, the general financial advisory relationship as set forth in this paragraph will terminate with respect to the specific transaction. If the Association or the Holding Company and the Agent wish to have the Agent initiate, negotiate and/or process a specific transaction, an appropriate fee will be negotiated at that time.

     SECTION 3. REFUND OF PURCHASE PRICE. In the event that the Conversion is not consummated for any reason, including but not limited to the inability to sell the Common Stock during the Subscription and Community Offering (including any permitted extension thereof), this Agreement shall terminate and any persons who have subscribed for any of the shares of Common Stock shall have refunded to them the full amount which has been received from such person, together with interest at the Association's current passbook rate, from the date payment is received as provided in the Prospectus. Upon termination of this Agreement, neither the Agent nor the Association and the Holding Company shall have any obligation to the other except that (i) the Holding Company and the Association, as applicable, shall remain liable for any amounts due pursuant to Sections 4(a), 8, 10 and 11 hereof, unless the transaction is not consummated due to the breach by the Agent of a warranty, representation or covenant; and (ii) the Agent shall remain liable for any amounts due pursuant to Sections 10 and 11 hereof, unless the transaction is not consummated due to the breach by the Holding Company or Association of a warranty, representation or covenant.

     SECTION 4. FEES. In addition to the expenses specified in Section 8 hereof, as compensation for the Agent's services as agent under this Agreement, the Agent will receive the following fees from the Holding Company and the
Association:

     (a) A management fee to Webb in the amount of $25,000 payable in four monthly installments of $6,250, commencing with the signing of the Letter Agreement. Such fees shall be deemed to be earned when due. Should the Conversion be terminated for any reason not attributable to the action or inaction of the Agent, the Agent shall have earned and be entitled to be paid fees accruing through the stage at which point the termination occurred.

     (b) A fee of 1.5% of the aggregate Purchase Price of the Shares sold in the Subscription Offering and Community Offering, excluding those shares purchased by the Association's officers, directors or employees (or members of their immediate families) or by any Tax-Qualified Employee Plan created by the Association or Holding Company for some or all of its directors or employees. The management fee described in Section 4(a) shall be deducted from the fee set forth in this Section 4(b) should the prospectus used in connection with the Conversion utilize financial statements at and as of a date other than the end of a calendar quarter.

     (c) A fee not to exceed 5.5% of the aggregate Purchase Price of the Shares sold by Assisting Brokers in any extension of the Offerings and the Agent will pay Assisting Brokers, including KBW, which assisted in the subscription or purchase of Shares in the Syndicated Community Offering, a fee competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in similar market environments, excluding those shares purchased by the Association's officers, directors or employees (or members of their immediate families) or by any tax qualified or stock based plans


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(except IRA's) or similar plan created by the Association or Holding Company for some or all of its directors or employees. The decision to utilize Assisting Brokers will be made jointly by the Agent on the one hand, and the Association and the Holding Company, on the other hand. Webb agrees that in the event that the Agent, the Association and the Holding Company agree to utilize Assisting Brokers, McDonald and Company Securities, Inc. shall be given the first right to participate as an Assisting Broker in distributing any remaining shares. In the event, with respect to any stock purchases, fees are paid pursuant to this subsection (d), such fees shall be paid in lieu of, and not in addition to, payments to the Agent pursuant to subsection (b).

     The fees specified in subsections (b) and (c) shall be payable in same-day funds on the Closing Date.

     SECTION 5. CLOSING. If the minimum number of the shares of Common Stock permitted to be sold in the Conversion on the basis of the most recent updated Conversion appraisal are subscribed for at or before the termination of the Subscription and Community Offering and the other conditions to the completion of the Conversion are satisfied, the Holding Company agrees to issue on the Closing Date the shares of Common Stock which have been sold against payment therefore from the escrow or other accounts maintained for the subscribers as set forth in the Plan and to deliver certificates evidencing ownership of such shares of Common Stock in such authorized denominations and registered in such names as may be indicated on the subscription Order Forms directly to the purchasers thereof as promptly as practicable after the Closing Date. The Closing shall be held at the offices of the Holding Company, or at such other place as shall be agreed upon among the Holding Company, the Association and the Agent at 10:00 a.m. on a business day selected by the Holding Company which business day shall be no less than two business days following the giving of prior notice by the Holding Company to the Agent or at such other time as shall be agreed upon by the Holding Company, the Association and the Agent. At the Closing, the Association and the Holding Company shall deliver to the Agent in same-day funds the commissions, fees and expenses owing to the Agent as set forth in Sections 4 and 8 hereof and the opinions required hereby and other documents deemed reasonably necessary by the Agent shall be executed and delivered to effect the sale of the shares as contemplated hereby and pursuant to the terms of the Prospectus. The Holding Company shall notify the Agent by telephone, confirmed in writing, when funds shall have been received for the minimum number of shares of the Common Stock. The date upon which the Holding Company shall release the Shares for delivery in accordance with the terms hereof is referred to herein as the "Closing Date."

     SECTION 6A. REPRESENTATIONS AND WARRANTIES OF THE HOLDING COMPANY AND THE ASSOCIATION. The Holding Company and the Association jointly and severally represent and warrant to the Agent that:

     (a) The Holding Company and the Association have all such power, authority, authorizations, approvals and orders as may be required to enter into this Agreement, to carry out the provisions and conditions hereof and to issue and sell the capital stock of the Association to the Holding Company and the Shares to be sold by the Holding Company as provided herein and as described in the Prospectus. The consummation of the Conversion, the execution, delivery and performance of this Agreement and the consummation of the transactions herein contemplated have been duly and validly authorized by all necessary corporate action on the part of the Holding Company and the Association and this Agreement has been validly executed and delivered by the Holding Company and the Association and is the valid, legal and binding agreement of the Holding Company and the Association enforceable in accordance with its terms, except to the extent, if any, that the provisions of Sections 10 and 11 hereof may be unenforceable as against


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public policy, and except to the extent that such enforceability may be limited by bankruptcy laws, insolvency laws, or other laws affecting the enforcement of creditors' rights generally, or the rights of creditors of financial institutions insured by the FDIC (including the laws relating to the rights of the contracting parties to equitable remedies).

     (b) As of the Closing Date, the Association shall have completed all conditions precedent to the Conversion in accordance with the Plan and shall have complied in all material respects with applicable laws, regulations (except as modified or waived in writing by the OTS), decisions and orders, including all terms, conditions, requirements and provisions precedent to the Conversion imposed upon it by the OTS as set forth in correspondence received from the OTS. The Plan has been approved by the OTS, and to the best knowledge of the Association, no person has challenged or sought to obtain judicial review of the actions of the OTS in approving the Conversion pursuant to Section 5(i)(2)(B) of the HOLA or any other statute or regulation.

     (c) The Registration Statement was declared effective by the Commission on_____, 1996; and no stop order has been issued with respect thereto and no proceedings therefore have been initiated or to the best knowledge of the Association threatened by the Commission. At the time the Registration Statement, including the Prospectus contained therein (including any amendment or supplement thereto), became effective, the Registration Statement complied as to form in all material respects with the requirements of the 1933 Act and the regulations promulgated thereunder and the Registration Statement including the Prospectus contained therein (including any amendment or supplement thereto), any Blue Sky Application or any Sales Information (as such terms are defined in Section 10 hereof) authorized by the Holding Company or the Association for use in connection with the Subscription and Community Offering did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and at the time any Rule 424(b) or (c) Prospectus was filed with or mailed to the Commission for filing and at the Closing Date referred to in Section 5, the Registration Statement including the Prospectus contained therein (including any amendment or supplement thereto) and any Blue Sky Application or any Sales Information authorized by the Holding Company or the Association for use in connection with the Subscription and Community Offering will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this subsection c shall not apply to statements or omissions made in reliance upon and in conformity with written information furnished to the Holding Company or the Association by the Agent expressly regarding the Agent for use under the caption "The Conversion - Marketing Arrangements" or for use in any information filed pursuant to state securities or blue sky laws or regulations expressly regarding the Agent.

     (d) The Application, including the Prospectus, was approved by the OTS on _______, 1996; and the Proxy Statement of the Association and the Prospectus
have been approved for use by the OTS.   At the time of the approval of the
Application, including the Prospectus, by the OTS (including any amendment or supplement thereto) and at all times subsequent thereto until the Closing Date, the Application, including the Prospectus, will comply as to form in all material respects with the Conversion Regulations and any other applicable rules and regulations of the OTS (except as modified or waived in writing by the OTS). The Application, including the Prospectus (including any amendment or supplement thereto), does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were


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made, not misleading; provided, however, that representations or warranties in this subsection (d) shall not apply to statements or omissions made in reliance upon and in conformity with written information furnished to the Association by the Agent expressly regarding the Agent for use in the Prospectus contained in the Application under the caption "The Conversion - Marketing Arrangements" or for use in any information filed pursuant to state securities or blue sky laws or regulations expressly regarding the Agent.

     (e) No order has been issued by the OTS, the Commission or the FDIC (and hereinafter reference to the FDIC shall include the SAIF), or any state regulatory authority, preventing or suspending the use of the Prospectus and no action by or before any such government entity to revoke any approval, authorization or order of effectiveness related to the Conversion is pending or, to the best knowledge of the Association or the Holding Company, threatened.

     (f) At the Closing Date, the Plan will have been adopted by the Board of Directors of both the Holding Company and the Association, the Holding Company and the Association will have completed all conditions precedent to the Conversion specified in the Plan and the offer and sale of the Shares will have been conducted in all material respects in accordance with the Plan, the Conversion Regulations (except as modified or waived in writing by the OTS) and with all other applicable laws, regulations, decisions and orders, including all terms, conditions, requirements and provisions precedent to the Conversion imposed upon the Holding Company or the Association by the OTS, the Commission or any other regulatory authority and in the manner described in the Prospectus. At the Closing Date, to the best knowledge of the Holding Company and the Association, no person will have sought to obtain review of the final action of the OTS in approving the Plan or in approving the Conversion Application or the Holding Company Application pursuant to the HOLA or any other statute or regulation.

     (g) The Holding Company has filed with the OTS the Holding Company Application and has received, as of the Closing Date, approval of its acquisition of the Association from the OTS.

     (h) Keller & Company, Inc. which prepared the appraisal, has advised the Holding Company and the Association in writing that it is independent with respect to each within the meaning of the Conversion Regulations.

     (i) Crowe, Chizek and Company which performed certain accounting functions and is providing letters to the Agent as set forth in Sections 9A(d) and (e) relating to the financial tables and other data filed as part of the Registration Statement and the Application, has advised the Holding Company and the Association in writing that they are, with respect to the Holding Company and the Association, independent certified public accountants within the meaning of 12 C.F.R. Sections 563c.3 and 571.2(c)(3) and under the 1933 Act and the regulations promulgated thereunder.

     (j) Lentol, Violet, Kienitz & Company, which certified the financial statements filed as part of the Registration Statement and the Application, has advised the Holding Company and the Association in writing that they are, with respect to the Holding Company and the Association, independent certified public accountants within the meaning of 12 C.F.R. Sections 563c.3 and 571.2(c)(3) and under the 1933 Act and the regulations promulgated thereunder.


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     (k)  The financial statements and the schedules and notes thereto which are included in the Registration Statement and which are a part of the Prospectus present fairly the financial position and retained earnings of the Association as of the dates indicated and the results of operations and cash flows for the periods specified. The financial statements comply in all material respects with the applicable accounting requirements of Title 12 of the Code of Federal Regulations and generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods presented except as otherwise noted therein and present fairly in all material respects the information required to be stated therein and are consistent with the most recent financial statements and other reports filed by the Association with the OTS and the FDIC except that accounting principles employed in such filings conform to requirements of such authorities and not necessarily to GAAP. The other financial, statistical and pro forma information and related notes included in the Prospectus fairly present the information shown therein on a basis consistent with the audited and unaudited financial statements included in the Prospectus, and as to the pro forma adjustments, the adjustments made therein have been properly applied on the basis described therein.

     (l) Since the respective dates as of which information is given in the Registration Statement, including the Prospectus: (i) there has not been any material adverse change in the financial condition or in the earnings, capital, properties or business affairs of the Holding Company or the Association or of the Holding Company and the Association considered as one enterprise, whether or not arising in the ordinary course of business, (ii) there has not been any material increase in the aggregate amount of loans past due ninety (90) days or more, real estate acquired by foreclosure or loans characterized as "in substance foreclosure" or any change in total assets of the Association in an amount greater than $1.0 million; nor has the Association issued any securities or incurred any liability or obligation for borrowings other than in the ordinary course of business, (iii) except as set forth in or contemplated by the Prospectus, there have not been any material transactions entered into by the Holding Company or the Association, other than those in the ordinary course of business; and (iv) the capitalization, liabilities, assets, properties and business of the Holding Company and the Association conform in all material respects to the descriptions thereof contained in the Prospectus and, neither the Association nor the Holding Company has any material liabilities of any kind, contingent or otherwise, except as set forth in or contemplated by the Registration Statement and the Prospectus.

     (m) The Holding Company is a corporation duly organized and in good standing under the laws of the State of Delaware, with corporate power and authority to own its properties and to conduct its business as described in the Prospectus, and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business requires such qualification unless the failure to qualify in one or more of such jurisdictions would not have a material adverse effect on the financial condition, earnings, capital, properties or business affairs of the Holding Company and the Association considered as a whole.

     (n) The Association is a duly organized and validly existing federally chartered savings association in mutual form and upon the Conversion will become a duly organized and validly existing federally chartered savings bank in stock form, in both instances duly authorized to conduct its business as described in the Prospectus; the activities of the Association are permitted by the rules, regulations and practices of the OTS; the Association has obtained all licenses, permits and other governmental authorizations currently required for the conduct of its business except those that individually or in the aggregate would not materially adversely affect the financial condition of the Holding Company and the Association taken as a whole; all such licenses, permits and other governmental authorizations are in full force and effect and the


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Association is in good standing under the laws of the United States and is duly qualified as a foreign corporation to transact business in each jurisdiction in which failure to so qualify would have a material adverse effect upon the financial condition, earnings, capital, properties or business affairs of the Holding Company and the Association considered as one enterprise; all of the issued and outstanding capital stock of the Bank after the Conversion will be duly and validly issued and fully paid and nonassessable; and the Holding Company will directly own all of such capital stock free and clear of any mortgage, pledge, lien, encumbrance, claim or restriction. The Association does not own equity securities or any equity interest in any other business enterprise except as described in the Prospectus.

     (o) The Association is a member of the Federal Home Loan Bank of Cincinnati ("FHLB of Cincinnati"); the deposit accounts of the Association are insured by the FDIC up to applicable limits; and upon the Conversion, the liquidation account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders will be duly established in accordance with the Conversion Regulations.

     (p) Upon Conversion, the authorized, issued and outstanding equity capital of the Holding Company will be as described in the Prospectus under the caption "Capitalization," and no shares of Common Stock have been or will be issued and outstanding prior to the Closing Date; the shares of Common Stock to be subscribed for in the Subscription and Community Offering have been duly and validly authorized for issuance, and when issued and delivered by the Holding Company pursuant to the Plan against payment of the consideration calculated as set forth in the Plan and the Prospectus, will be duly and validly issued and fully paid and nonassessable; the issuance of the shares of Common Stock is not subject to preemptive rights; and the terms and provisions of the shares of Common Stock will conform in all material respects to the description thereof contained in the Prospectus. Upon issuance of the Shares, good title to the Shares will be transferred from the Holding Company to the purchaser thereof against payment therefore, subject to such claims as may be asserted against the purchasers thereof by third party claimants.

     (q) As of the date hereof and as of the Closing Date, neither the Holding Company nor the Association is in violation of its certificate of incorporation or charter, respectively, or its bylaws (and the Bank will not be in violation of its charter or bylaws in capital stock form as of the Closing Date) or in material default in the performance or observance of any obligation, agreement, covenant, or condition contained in any contract, lease, loan agreement, indenture or other instrument to which it is a party or by which it, or any of its property, may be bound which would result in a material adverse change in the condition (financial or otherwise), earnings, capital, properties or business affairs of the Holding Company or Association considered as one enterprise. The consummation of the transactions herein contemplated will not
(i) conflict with or constitute a breach of, or default under, the certificate of incorporation and bylaws of the Holding Company, the charter and bylaws of the Association or the Bank (in either mutual or capital stock form), or materially conflict with or constitute a material breach of, or default under any material contract, lease or other instrument to which the Holding Company or the Association has a beneficial interest, or any applicable law, rule, regulation or order that is material to the financial condition of the Holding Company and the Association on a consolidated basis; (ii) violate any authorization, approval, judgment, decree, order, statute, rule or regulation applicable to the Holding Company or the Association except for such violations which would not have a material adverse effect on the financial condition and results of operations of the Holding Company and the Association on a consolidated basis; or (iii) with the exception of the liquidation account


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established in the Conversion, result in the creation of any material lien, charge or encumbrance upon any property of the Holding Company or the Association.

     (r) No material default exists, and no event has occurred which with notice or lapse of time, or both, would constitute a material default on the part of the Holding Company or the Association, in the due performance and observance of any term, covenant or condition of any indenture, mortgage, deed of trust, note, bank loan or credit agreement or any other material instrument or agreement to which the Holding Company or the Association is a party or by which any of them or any of their property is bound or affected in any respect which, in any such case, is material to the Holding Company or the Association considered as one enterprise, and such agreements are in full force and effect; and no other party to any such agreements has instituted or, to the best knowledge of the Holding Company or the Association, threatened any action or proceeding wherein the Holding Company or the Association is alleged to be in default thereunder under circumstances where such action or proceeding, if determined adversely to the Holding Company or the Association, as the case may be, would have a material adverse effect upon the Holding Company and the Association considered as one enterprise.

     (s) The Holding Company and the Association have good and marketable title to all assets which are material to the business of the Holding Company and the Association and to those assets described in the Prospectus as owned by them free and clear of all material liens, charges, encumbrances, restrictions or other claims, except such as are described in the Prospectus or which do not have a material adverse effect on the business of the Holding Company and the Association taken as a whole; and all of the leases and subleases which are material to the business of the Holding Company and the Association, as described in the Registration Statement or Prospectus, are in full force and effect.

     (t) Except as described in the Prospectus, the Holding Company and the Association are not in material violation of any directive from the OTS, the FDIC, the Commission or any other agency to make any material change in the method of conducting their respective businesses; the Holding Company and the Association have conducted and are conducting their respective businesses so as to comply in all material respects with all applicable statutes and regulations (including, without limitation, regulations, decisions, directives and orders of the OTS, the Commission and the FDIC) and except as set forth in the Prospectus, there is no charge, investigation, action, suit or proceeding before or by any court, regulatory authority or governmental agency or body pending or, to the best knowledge of either the Holding Company or the Association, threatened, which would reasonably be expected to materially and adversely affect the Conversion, the performance of this Agreement, or the consummation of the transactions contemplated in the Plan as described in the Registration Statement, or which would reasonably be expected to result in any material adverse change in the financial condition or in the earnings, capital, properties or business affairs of the Holding Company and the Association considered as one enterprise.

     (u) The Association has received an opinion of its special counsel, Muldoon, Murphy & Faucette, with respect to the federal income tax consequences of the Conversion of the Association from mutual to stock form, as described in the Registration Statement and the Prospectus, and an opinion from Crowe, Chizek and Company with respect to the Ohio tax consequences of the proposed transaction; and the facts and representations upon which such opinions are based are truthful, accurate and complete, and neither the Association nor the Holding Company will take any action inconsistent therewith.

     (v) The Holding Company and the Association have timely filed all required federal and state tax returns, have paid all taxes that have become due and payable in respect of such returns, except where permitted to be extended, have made adequate reserves for similar future tax liabilities and no deficiency has been asserted with respect thereto by any taxing authority.

     (w) No approval, authorization, consent or other order of any regulatory or supervisory or other public authority is required for the execution and delivery by the Holding Company and the Association of this Agreement, or the issuance of the Shares, except for the approval of the OTS and the Commission (which have been received) and any necessary qualification, notification, or registration or exemption under the securities or blue sky laws of the various states in which the shares are to be offered and except as may be required under the rules and regulations of the NASD and/or the Nasdaq.

     (x) The Holding Company and the Association have made appropriate arrangements for placing the funds received from subscriptions for Shares in special interest bearing accounts with the Association until all Shares are sold and paid for, with provision for refund to the purchasers in the event that the Conversion is not completed for whatever reason or for delivery to the Holding Company if all Shares are sold.

     (y) Prior to the Conversion, the Association was not authorized to issue shares of capital stock and neither the Holding Company nor the Association has:
(i) issued any securities within the last 18 months (except for notes to evidence other bank loans and reverse repurchase agreements or other liabilities); (ii) had any material dealings with respect to sales of securities within the 12 months prior to the date hereof with any member of the NASD, or any person related to or associated with such member, other than discussions and meetings relating to the proposed Subscription and Community Offering and routine purchases and sales of U.S. government and agency and other securities;
(iii) entered into a financial or management consulting agreement except as contemplated hereunder; or (iv) engaged any intermediary between the Agent and the Holding Company and the Association in connection with the offering of Shares, and no person is being compensated in any manner for such service.

     (z) To the best knowledge of the Holding Company and the Association, neither the Holding Company, the Association nor the employees of the Holding Company or the Association have made any payment of funds of the Holding Company or the Association as a loan to any person for the purchase of the Shares.

     Any certificates signed by an officer of the Holding Company or the Association and delivered to the Agent that refer to this Agreement shall be deemed to be a representation and warranty by the Holding Company or the Association to the Agent as to the matters covered thereby with the same effect as if such representation and warranty were set forth herein.

     SECTION 6B.  REPRESENTATIONS AND WARRANTIES OF THE AGENT.

     Webb represents and warrants to the Company and the Association that:

          (i) Webb is a division of KBW, a corporation validly existing in good standing under the laws of the State of New York with full power and authority to provide the services to be furnished to the Association and the Holding Company hereunder.

          (ii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Webb, and this Agreement has been duly and validly executed and delivered by Webb and is the legal, valid and binding agreement of Webb, enforceable in accordance with its terms.

          (iii) Each of Webb and its employees, agents and representatives who shall perform any of the services hereunder shall be duly authorized and empowered, and shall have all licenses, approvals and permits necessary to perform such services.

          (iv) The execution and delivery of this Agreement by Webb, the consummation of the transactions contemplated hereby and compliance with the terms and provisions hereof will not conflict with, or result in a breach of, any of the terms, provisions or conditions of, or constitute a default (or event which with notice or lapse of time or both would constitute a default) under, the certificate of incorporation of KBW or any agreement, indenture or other instrument to which Webb or KBW is a party or by which it or its property is bound.

          (v) No action, suit, charge or proceeding is pending, or to the knowledge of Webb threatened, against Webb or KBW which, if determined adversely to Webb or KBW, would have a material adverse effect upon the ability of Webb to perform obligations under this Agreement.

          (vi) No approval, authorization, consent or other order of any regulatory or supervisory or other public authority is required for the execution and delivery by Webb of this Agreement, except as may have been received.

     SECTION 7A. COVENANTS OF THE HOLDING COMPANY AND THE ASSOCIATION. The Holding Company and the Association hereby jointly and severally covenant with the Agent as follows:

     (a) The Holding Company has filed the Registration Statement with the Commission. The Holding Company will not, at any time after the date the Registration Statement is declared effective, file any amendment or supplement to the Registration Statement without providing the Agent an opportunity to review such amendment or file any amendment or supplement to which amendment the Agent shall reasonably object.

     (b) The Association has filed the Application with the OTS. The Association will not, at any time after the date the Application is approved, file any amendment or supplement to the Application without providing the Agent an opportunity to review such amendment or supplement or file any amendment or supplement to which amendment or supplement the Agent shall reasonably object.

     (c) The Holding Company and the Association will use their best efforts to cause any post-effective amendment to the Registration Statement to be declared effective by the Commission and any post-effective amendment to the Application to be approved by the OTS, and will immediately upon receipt of any information concerning the events listed below notify the Agent (i) when the Registration Statement, as amended, has become effective; (ii) when the Application, as amended, has been approved by the OTS; (iii) of the receipt of any comments from the Commission, the OTS, the FDIC or any other governmental entity with respect to the Conversion or the transactions contemplated by this Agreement; (iv) of any request by the Commission, the OTS, the FDIC or any other governmental entity for any amendment or supplement to the Registration Statement or the Application or for additional information; (v) of the issuance by the Commission, the OTS, the FDIC or any other governmental agency of any order or other action suspending the Subscription and Community Offering or the use of the Registration Statement or the Prospectus or any other filing of the Holding Company and the Association under the Conversion Regulations or other applicable law, or the threat of any such action; (vi) of the issuance by the Commission, the OTS, the FDIC or any state authority of any stop order suspending the effectiveness of the Registration Statement or of the initiation or threat of initiation or threat of any proceedings for that purpose; or (vii) of the occurrence of any event mentioned in paragraph (g) below. The Holding Company and the Association will make every reasonable effort to prevent the issuance by the Commission, the OTS, the FDIC or any state authority of any such order and, if any such order shall at any time be issued, to obtain the lifting thereof at the earliest possible time.

     (d) The Holding Company and the Association will provide the Agent notice of their intention to file, and reasonable time to review prior to filing any amendment or supplement to the Holding Company Application and will not file any such amendment or supplement to which the Agent shall reasonably object or which shall be reasonably disapproved by the Agent.

     (e) The Holding Company and the Association will deliver to the Agent conformed copies of each of the following documents, with all exhibits: the Application and the Holding Company Application, as originally filed and of each amendment or supplement thereto, and the Registration Statement, as originally filed and each amendment thereto. Further, the Holding Company and the Association will deliver such additional copies of the foregoing documents to the Agent as may be required for any NASD filings. In addition, the Holding Company and the Association will also deliver to the Agent such number of copies of the Prospectus, as amended or supplemented, as the Agent may reasonably request.

     (f) The Holding Company and the Association will comply in all material respects with any and all terms, conditions, requirements and provisions with respect to the Conversion and the transactions contemplated thereby imposed by the Commission, by applicable state law and regulations, and by the 1933 Act, the Securities Exchange Act of 1934 (the "1934 Act") and the rules and regulations of the Commission promulgated under such statutes, to be complied with prior to or subsequent to the Closing Date; and when the Prospectus is required to be delivered, the Holding Company and the Association will comply in all material respects, at their own expense, with all material requirements imposed upon them by the OTS, the Conversion Regulations (except as modified or waived in writing by the OTS), the FDIC, the Commission, by applicable state law and regulations and by the 1933 Act, the 1934 Act and the rules and regulations of the Commission promulgated under such statutes, in each case as from time to time in force, so far as necessary to permit the continuance of sales or dealing in shares of Common Stock during such period in accordance with the provisions hereof and the Prospectus.

     (g) If any event relating to or affecting the Holding Company or the Association shall occur, as a result of which it is necessary, in the reasonable opinion of counsel for the Holding Company or the Association or the Agent, to amend or supplement the Registration Statement or the Prospectus in order to make them not misleading in light of the circumstances existing at the time of its use, the Holding Company and the Association will, at their expense, forthwith prepare, file with the Commission and the OTS, and furnish to the Agent, a reasonable number of copies of an amendment or amendments of, or a supplement or supplements to, the Registration Statement and the Prospectus (in form and substance satisfactory to the Agent after a reasonable time for review) which will amend or supplement the Registration Statement and/or the Prospectus so that as amended or supplemented it will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances existing at the time, not misleading. For the purpose of this subsection, the Holding Company and the Association each will furnish such information with respect to itself as the Agent may from time to time reasonably request.

     (h) Pursuant to the terms of the Plan, the Holding Company will endeavor in good faith, in cooperation with the Agent, to register or to qualify the Shares for offering and sale under the applicable securities laws of the jurisdictions in which the Subscription Offering and Community Offering will be conducted; provided, however, that the Holding Company shall not be obligated to file any general consent to service of process or to qualify to do business in any jurisdiction in which it is not so qualified. In each jurisdiction where any of the Shares shall have been registered or qualified as above provided, the Holding Company will make and file such statements and reports in each year as are or may be required by the laws of such jurisdictions.

     (i) The liquidation account for the benefit of account holders as of December 31, 1994 and ____________, 1996, will be duly established and maintained in accordance with the requirements of the OTS, and such Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their savings accounts in the Bank will have an inchoate interest in their pro rata portion of the liquidation account which shall have a priority superior to that of the holders of shares of Common Stock in the event of a complete liquidation of the Bank.

     (j) The Holding Company and the Association will not sell or issue, contract to sell or otherwise dispose of, for a period of 90 days after the date hereof, without the Agent's prior written consent, which consent shall not be unreasonably withheld, any shares of Common Stock other than in connection with any plan or arrangement described in the Prospectus.

     (k) For the period of three years from the date of this Agreement, the Holding Company will furnish to the Agent upon request (i) a copy of each report of the Holding Company furnished to or filed with the Commission under the 1934 Act or any national securities exchange or system on which any class of securities of the Holding Company is listed or quoted, (ii) a copy of each report of the Holding Company mailed to holders of Common Stock or non-confidential report filed with the Commission or the OTS or any other supervisory or regulatory authority or any national securities exchange or system on which any class of the securities of the Holding Company is listed or quoted, and (iii) from time to time, such other publicly available information concerning the Holding Company and the Association as the Agent may reasonably request.

     (l) The Holding Company and the Association will use the net proceeds from the sale of the Common Stock in the manner set forth in the Prospectus under the caption "Use of Proceeds."

     (m) Prior to the Closing Date, the Holding Company and the Association will inform the Agent of any event or circumstances of which it is aware as a result of which the Registration Statement and/or Prospectus, as then supplemented or amended, would include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading.

     (n) The Holding Company and the Association will distribute the Prospectus or other offering materials in connection with the offering and sale of the Common Stock only in accordance with the Conversion Regulations, the 1933 Act and the 1934 Act and the rules and regulations promulgated under such statutes, and the laws of any state in which the shares are qualified for sale.

     (o) The Holding Company shall register its Common Stock under Section 12(g) of the 1934 Act, concurrent with the effective date of the Registration Statement. The Holding Company shall maintain the effectiveness of such registration for not less than three years or such shorter period as permitted by the OTS.

     (p) For so long as the Holding Company's Common Stock is registered under the 1934 Act, the Holding Company will furnish to its stockholders as soon as practicable after the end of each fiscal year such reports and other information as are required to be furnished to its stockholders under the 1934 Act (including consolidated financial statements of the Holding Company and its subsidiaries, certified by independent public accountants).

     (q) The Holding Company will comply with the provisions of Rule 158 of the 1933 Act.

     (r) The Holding Company will file with the Commission such reports on Form SR as may be required pursuant to Rule 463 under the 1933 Act.

     (s) The Holding Company will use its best efforts to obtain approval for and maintain quotation of the Common Stock on the Nasdaq National Market effective on or prior to the Closing Date.

     (t) The Association will maintain appropriate arrangements for depositing all funds received from persons mailing subscriptions for or orders to purchase Shares in the Subscription and Community Offering on an interest bearing basis at the rate described in the Prospectus until the Closing Date and satisfaction of all conditions precedent to the release of the Association's obligation to refund payments received from persons subscribing for or ordering Shares in the Subscription and Community Offering in accordance with the Plan as described in the Prospectus or until refunds of such funds have been made to the persons entitled thereto or withdrawal authorizations canceled in accordance with the Plan and as described in the Prospectus. The Association will maintain such records of all funds received to permit the funds of each subscriber to be separately insured by the FDIC (to the maximum extent allowable) and to enable the Association to make the appropriate refunds of such funds in the event that such refunds are required to be made in accordance with the Plan and as described in the Prospectus.

     (u) The Holding Company will promptly register as a savings and loan holding company under the HOLA.

     (v) The Holding Company and the Association will take such actions and furnish such information as are reasonably requested by the Agent in order for the Agent to ensure compliance with the "Interpretation of the Board of Governors of the NASD on Free Riding and Withholding."

     (w) The Holding Company and the Association will conduct their businesses in compliance in all material respects with all applicable federal and state laws, rules, regulations, decisions, directives and orders including, all decisions, directives and orders of the Commission, the OTS and the FDIC.

     (x) The Association will not amend the Plan of Conversion without notifying the Agent prior thereto.

     (y) The Holding Company shall provide the Agent with any information necessary to carry out the allocation of the Shares in the event of an oversubscription and such information shall be accurate and reliable.

     (z) The Holding Company will not deliver the Shares until the Holding Company and the Association have satisfied or caused to be satisfied each condition set forth in Section 9A hereof, unless such condition is waived in writing by the Agent.

     SECTION 7B. COVENANT OF WEBB. Webb hereby covenants with the Company and the Association as follows:

     (a) During the period when the Prospectus is used, Webb will comply, in all material respects and at its own expense, with all requirements imposed upon it by the OTS and, to the extent applicable, by the 1933 Act and the rules and regulations promulgated thereunder.

     (b) Webb will distribute any Prospectus or offering materials in connection with the offering and sale of the Common Stock only in accordance with the Conversion Regulations and the requirements of the 1933 Act and 1934 Act and the rules and regulations promulgated thereunder.


     SECTION 8. PAYMENT OF EXPENSES. Whether or not the Conversion is completed or the sale of the Shares by the Holding Company is consummated, the Holding Company and the Association will pay for all expenses incident to the performance of this Agreement, including without limitation: (a) the preparation and filing of the Application; (b) the preparation, printing, filing, delivery and shipment of the Registration Statement, including the Prospectus, and all amendments and supplements thereto; (c) all filing fees and expenses in connection with the qualification or registration of the Shares for offer and sale by the Holding Company under the securities or "blue sky" laws, including without limitation filing fees, reasonable legal fees and disbursements of counsel in connection therewith, and in connection with the preparation of a blue sky law survey; and (d) the filing fees of the NASD. Any such expense incurred by the Agent shall be reimbursed by the Holding Company and the Association. If this Agreement is terminated in accordance with the provisions of Sections 3, 9, or 13, the Association will pay the Agent the fees earned pursuant to Section 4 and will reimburse the Agent for the reasonable expenses of the Agent, including without limitation accounting, communication, legal and travel expenses.

     SECTION 9A. CONDITIONS TO THE AGENT'S OBLIGATIONS. The obligations of the Agent hereunder and the occurrence of the Closing and the Conversion are subject to the condition that all representations and warranties and other statements of the Holding Company and the Association herein contained are at and as of the commencement of the Subscription and Community Offering and at and as of the Closing Date, true and correct in all material respects, the condition that the Holding Company and the Association shall have performed in all material respects all of their obligations hereunder to be performed on or before such dates and to the following further conditions:

     (a) The Registration Statement shall have been declared effective by the Commission and the Application approved by the OTS not later than 5:30 p.m. on the date of this Agreement, and no stop order or other action suspending the effectiveness of the Registration Statement shall have been issued under the 1933 Act or proceedings therefore initiated or, to the Company's or Association's knowledge, threatened by the Commission or any state authority and no order or other action suspending the authorization for use of the Prospectus or the consummation of the Conversion shall have been issued or proceedings therefore initiated or, to the Company's or Association's knowledge, threatened by the OTS, the Commission, or any other governmental body.

     (b)  At the Closing Date, the Agent shall have received:

          (1) The favorable opinion, dated as of the Closing Date, of Muldoon, Murphy & Faucette, special counsel for the Holding Company and the Association, in form and substance satisfactory to the Agent to the effect that:

               (i) The Holding Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware, with corporate power and authority to own its properties and to conduct its business as described in the Prospectus, and to their knowledge is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business requires such qualification and in which the failure to qualify would have a material adverse effect on the financial condition, earnings, capital, properties or business affairs of the Holding Company and the Association considered as a whole.

               (ii) The Association is validly existing federally chartered mutual savings and loan association and, at the Closing Date, upon satisfaction of the conditions set forth in the Plan, will become validly existing federally chartered stock savings bank with full power and authority to own its properties and to conduct its business as described in the Prospectus and to enter into this Agreement and perform its obligations hereunder; the activities of the Association as described in the Prospectus are permitted by the rules, regulations and practices of the OTS; the issuance and sale of the capital stock of the Association to the Holding Company has been duly and validly authorized by all necessary corporate action on the part of the Holding Company and the Association and, upon payment therefore in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable; and will be owned of record and beneficially by the Holding Company, free and clear of any mortgage, pledge, lien, encumbrance, claim or restriction.

               (iii) The Association is a member of the FHLB of Cincinnati and the savings accounts of the Association are insured by the FDIC up to the maximum amount allowed by law and no proceedings for the termination or revocation of such insurance are pending or to such counsel's knowledge threatened; and the description of the liquidation account as set forth in the Prospectus under the captions "The Conversion - Effects of Conversion - Effects on Liquidation Rights," and "- Liquidation Rights" has been reviewed by such counsel and, to the extent that such information constitutes matters of law or legal conclusions, is accurate in all material respects.

               (iv) Upon Conversion, the authorized, issued and outstanding capital stock of the Holding Company and the Association will be as set forth in the Prospectus under the caption "Capitalization," and no shares of Common Stock have been or will be issued and outstanding prior to the Closing Date; the shares of Common Stock of the Holding Company to be subscribed for in the Subscription and Community Offering have been duly and validly authorized for issuance, and when issued and delivered by the Holding Company pursuant to the Plan against payment of the consideration calculated as set forth in the Plan, will be fully paid and nonassessable; and the issuance of the shares of Common Stock is not subject to preemptive rights, except for the subscription rights under the Plan.

               (v) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Holding Company and the Association; and this Agreement constitutes a valid, legal and binding obligation of each of the Holding Company and the Association, enforceable in accordance with its terms, except to the extent that the provisions of Sections 10 and 11 hereof may be unenforceable as against public policy, and except to the extent that such enforceability may be limited by bankruptcy laws, insolvency laws, or other laws affecting the enforcement of creditors' rights generally, or the rights of creditors of savings institutions insured by the FDIC (including the laws relating to the rights of the contracting parties to equitable remedies).

               (vi) The Plan has been duly adopted as required by the directors of the Holding Company and the Association and members of the Association.

               (vii) Subject to the satisfaction of the conditions to the OTS approvals of the Conversion and the Holding Company Application to acquire the Association, no further approval, registration, authorization, consent or other order of any federal or state regulatory agency, public board or body is required in connection with the execution and delivery of this Agreement, the offer, sale and issuance of the Shares and the consummation of the Conversion (other than compliance with the rules and regulations of the NASD).

               (viii) The Application, including the Prospectus as filed with the OTS, has been approved by the OTS. The OTS has issued its order of approval under the savings and loan holding company provisions of the HOLA, and the purchase by the Holding Company of all of the issued and outstanding capital stock of the Association has been authorized by the OTS and no action has been taken or is pending, or to such counsel's knowledge is threatened, to revoke any such authorization or approval.

               (ix) The Registration Statement has become effective under the 1933 Act, and to the best of such counsel's knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued, and no proceedings for that purpose have been instituted or to the best of such counsel's knowledge threatened.

               (x) The material tax consequences of the Conversion are set forth in the Prospectus under the caption "The Conversion-Income Tax Consequences". The information in the Prospectus under the caption "The Conversion-Income Tax Consequences" has been reviewed by such counsel and fairly describes such opinions rendered by Muldoon, Murphy & Faucette and Crowe, Chizek and Company to the Holding Company and the Association with respect to such matters.

               (xi) The terms and provisions of the shares of Common Stock conform to the description thereof contained in the Registration Statement and the Prospectus and such description describes in all material respects the rights of the holders thereof; the information in the Prospectus under the captions "Restrictions on Acquisition of the Company and the Association", "Description of Capital Stock of the Company," and "Description of Capital Stock of the Association" to the extent that they constitute matters of law or legal conclusions has been prepared by such counsel and is accurate in all material respects; and the forms of certificates proposed to be used to evidence the shares of Common Stock are in due and proper form.

               (xii) At the time the Application, including the Prospectus contained therein, was approved, the Application (as amended or supplemented) complied as to form in all material respects with the requirements of the Conversion Regulations and all applicable laws, rules and regulations and decisions and orders of the OTS, except as modified or waived in writing by the OTS, (other than the financial statements, notes to financial statements, financial tables and other financial and statistical data included therein and the appraisal valuation as to which counsel need express no opinion). To such counsel's knowledge, no person has sought to obtain regulatory or judicial review of the final action of the OTS approving the Application or in approving the Holding Company Application.

               (xiii) At the time that the Registration Statement became effective (i) the Registration Statement (as amended or supplemented) (other than the financial statements, notes to financial statements, financial tables or other financial and statistical data included therein and the appraisal valuation as to which counsel need express no opinion), complied as to form in all material respects with the requirements of the 1933 Act and the rules and regulations promulgated thereunder; and (ii) the Prospectus (other than the financial statements, notes to financial statements, financial tables and other financial and statistical data included therein and the appraisal valuation, as to which counsel need express no opinion) complied as to form in all material respects with the requirements of the 1933 Act and the rules and regulations promulgated thereunder.

               (xiv) There are no legal or governmental proceedings pending, or to the best of such counsel's knowledge, threatened (i) asserting the invalidity of this Agreement or, (ii) seeking to prevent the Conversion or the offer, sale or issuance of the Shares

               (xv) The information in the Prospectus under the captions "Regulation," "The Conversion," "Legal and Tax Opinions" and "Additional Information" to the extent that it constitutes matters of law, summaries of legal matters, documents or proceedings, or legal conclusions, has been prepared by such counsel and is accurate in all material respects (except as to the financial statements and other financial data included therein as to which such counsel need express no opinion).

               (xvi) To the best of counsel's knowledge, the Holding Company and the Association have obtained all material licenses, permits and other governmental authorizations required for the conduct of their respective businesses as described in the Registration Statement and the Prospectus, except where the failure to obtain such licenses, permits and other governmental authorizations would not have a material adverse effect on the financial condition of the Holding Company or the Association considered as one enterprise, or on the earnings, capital, properties or business affairs of the Holding Company or the Association considered as one enterprise, and all such licenses, permits and other governmental authorizations are in full force and effect and the Holding Company and the Association are in all material respects complying therewith.

               (xvii) To the best of such counsel's knowledge, neither the Holding Company nor the Association is in violation of its certificate of incorporation or its charter, respectively, or its bylaws (and the Bank will not be in violation of its charter or bylaws in stock form upon consummation of the Conversion) or to the best of such counsel's knowledge, in violation of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it or its property may be bound, which violation would have a material adverse effect on the financial condition of the Holding Company or the Association considered as one enterprise, or on the earnings, capital, properties or business affairs of the Holding Company and the Association considered as one enterprise; the execution and delivery of this Agreement by the Holding Company and the Association, the incurrence of the obligations herein set forth and the consummation of the transactions contemplated herein, to the best of such counsel's knowledge, will not materially conflict with, constitute a material breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Holding Company or the Association which are material to their business considered as one enterprise, pursuant to any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which the Holding Company or the Association is a party or by which any of them may be bound, or to which any of the property or assets of the Holding Company or the Association is subject. In addition, such action will not result in any material violation of the provisions of the certificate of incorporation or bylaws of the Holding Company or the Association or any material violation of any applicable law, act, regulation or to such counsel's knowledge, order or court order, writ, injunction or decree.

               (xviii)   To the best of counsel's knowledge, the Holding Company
and the Association are not in violation in any material respect of any directive from the OTS or the FDIC to make any material change in the method of conducting their business.

     The opinion shall be limited to matters governed by the laws of the United States or the State of Delaware. In rendering such opinion, such counsel may rely (A) as to matters involving the application of laws of any jurisdiction other than the United States or Delaware, to the extent such counsel deems proper and specified in such opinion, upon the opinion of other counsel of good standing, as long as such other opinion indicates that the Agent may rely on the opinion, and (B) as to matters of fact, to the extent such counsel deems proper, on certificates of responsible officers of the Company and the Association and public officials; provided copies of any such opinion(s) or certificates of public officials are delivered to you together with the opinion to be rendered hereunder by special counsel to the Company and the Association. The opinion of such counsel for the Company shall state that it has no reason to believe that you are not justified in relying thereon.


          (2) The letter of Muldoon, Murphy & Faucette, special counsel for the Holding Company and the Association, in form and substance to the effect that:

     In addition, during the preparation of the Registration Statement and the Prospectus, Muldoon, Murphy & Faucette participated in conferences with certain officers of and other representatives of the Association and the Holding Company, representatives of the independent public accountants for the Association and the Holding Company and representatives of the Agent at which the contents of the Registration Statement and the Prospectus and related matters were discussed and, although Muldoon, Murphy & Faucette is not passing upon and does not assume the accuracy of the statements contained in the Registration Statement and Prospectus, on the basis of the foregoing without independent verification (relying as to materiality as to factual matters on certificates of officers and other factual representations by the Association and the Holding Company), nothing has come to Muldoon, Murphy & Faucette's attention that caused

Muldoon, Murphy & Faucette to believe that the Registration Statement at the time it was declared effective by the SEC or the Prospectus as of its date, contained or contains any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (it being understood that counsel need express no comment or opinion with respect to the financial statements, schedules and other financial and statistical data included, or statistical or appraisal methodology employed, in the Registration Statement or Prospectus).

     (d)(1) Concurrently with the execution of this Agreement, the Agent shall receive a letter from Crowe, Chizek and Company, dated the date hereof and addressed to the Agent, (i) such letter confirming that Crowe, Chizek and Company is a firm of independent public accountants within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants, the 1933 Act and the regulations promulgated thereunder and 12 C.F.R. Sections 571.2(c)(3), and no information concerning its relationship with or interests in the Holding Company or the Association is required by the Application or Item 10 of the Registration Statement, and stating in effect that in Crowe, Chizek and Company's opinion the financial statements of the Association included in the Prospectus comply as to form in all material respects with the applicable accounting requirements of the 1933 Act, the 1934 act and the related published rules and regulations of the Commission thereunder and the Conversion Regulations and generally accepted accounting principles;
(ii) stating in effect that, on the basis of certain agreed upon procedures (but not an audit examination in accordance with generally accepted auditing standards) consisting of a reading of the latest available unaudited interim financial statements of the Association prepared by the Association, a reading of the minutes of the meetings of the Board of Directors and members of the Association, a review of interim financial information in accordance with Statement on Auditing Standards No. 71, and consultations with officers of the Association responsible for financial and accounting matters, nothing came to their attention which caused them to believe that: (A) such unaudited financial statements, including Recent Developments, if any, are not in conformity with generally accepted accounting principles applied on a basis substantially consistent with that of the audited financial statements included in the Prospectus; or (B) during the period from the date of the latest unaudited consolidated financial statements included in the Prospectus to a specified date not more than five business days prior to the date hereof, there was any material increase in borrowings (defined as advances from the Federal Home Loan Bank of Cincinnati, securities sold under agreements to repurchase and any other form of debt other than deposits) of the Holding Company or the Association (other than as disclosed in the Prospectus or in the ordinary course of business); or (C) there was any decrease in retained earnings of the Association at the date of such letter as compared with amounts shown in the latest unaudited statement of condition included in the Prospectus or there was any decrease in net income or net interest income of the Association for the number of full months commencing immediately after the period covered by the latest unaudited income statement included in the Prospectus and ended on the latest month end prior to the date of the Prospectus or in such letter as compared to the corresponding period in the preceding year; and (iii) stating that, in addition to the performance of the procedures referred to in clause (ii) of this subsection (d)(1), they have compared with the general accounting records of the Holding Company and/or the Association, as applicable, which are subject to the internal controls of the Holding Company and/or the Association, as applicable, accounting system and other data prepared by the Holding Company and/or the Association, as applicable, directly from such accounting records, to the extent specified in such letter, such amounts and/or percentages set forth in the Prospectus as the Agent may reasonably request, and they have found such amounts and percentages to be in agreement therewith (subject to rounding).

     (2) Concurrently with the execution of this Agreement, the Agent shall receive a letter from Lentol, Violet, Kienitz & Company dated the date hereof and addressed to the Agent, confirming that Lentol, Violet, Kienitz & Company is a firm of independent public accountants within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants, the 1933 Act and the regulations promulgated thereunder and 12 C.F.R. Sections 571.2(c)(3), and no information concerning its relationship with or interests in the Holding Company or the Association is required by the Application or Item 10 of the Registration Statement, and stating in effect that in Lentol, Violet, Kienitz & Company's opinion the financial statements of the Association included in the Prospectus comply as to form in all material respects with the applicable accounting requirements of the 1933 Act, the 1934 Act and the related published rules and regulations of the Commission thereunder and the Conversion Regulations and generally accepted accounting principles.

     (e) At the Closing Date, the Agent shall receive letters from Crowe, Chizek and Company and Lentol, Violet, Kienitz & Company dated the Closing Date, addressed to the Agent, confirming the statements made by their letters delivered by them pursuant to subsection (d) of this Section 9A, the "specified date" referred to in clause (ii)(B) thereof to be a date specified in such letter, which shall not be more than five business days prior to the Closing Date.

     (f) At the Closing Date the Agent shall have been furnished with such documents and opinions as may be required by the Agent with respect to the issuance and sale of the Common Stock as herein contemplated and related proceedings, or in order to evidence the accuracy of any of the representations and warranties, or the fulfillment of any of the conditions herein contained.

     (g) At the Closing Date, the Agent shall receive a certificate of the Chief Executive Officer and Chief Financial Officer of each of the Holding Company and the Association, dated the Closing Date, to the effect that (i) they have carefully examined the Prospectus and at the time the Prospectus became authorized for final use, the Prospectus did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; (ii) there has not been, since the respective dates as of which information is given in the Prospectus, any material adverse change in the financial condition or in the earnings, capital, properties, business prospects or business affairs of the Holding Company or the Association, considered as one enterprise, whether or not arising in the ordinary course of business; (iii) the representations and warranties contained in Section 6A of this Agreement are true and correct with the same force and effect as though made at and as of the Closing Date; (iv) the Holding Company and the Association have complied in all material respects with all material agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Date including the conditions contained in this Section 9A; (v) no stop order has been issued or, to the best of their knowledge, is threatened, by the Commission or any other governmental body; (vi) no order suspending the Subscription and Community Offering, the Conversion, the acquisition of all of the shares of the Association by the Holding Company or the effectiveness of the Prospectus has been issued and to the best of their knowledge, no proceedings for any such purpose have been initiated or threatened by the OTS, the Commission, the FDIC, or any other federal or state authority; (vii) to the best of their knowledge, no person has sought to obtain regulatory or judicial review of the action of the OTS in approving the Plan or to enjoin the Conversion.

     (h) At the Closing Date, the Agent shall receive a letter from Keller & Company, Inc. dated as of the Closing Date, confirming its appraisal.

     (i) The Holding Company or the Association shall not have sustained since the date of the latest audited financial statements included in the Registration Statement and Prospectus, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth in the Registration Statement and the Prospectus, and since the respective dates as of which information is given in the Registration Statement and the Prospectus, there shall not have been any material change in the long-term debt of the Holding Company or the Association other than debt incurred in relation to the purchase of Shares by the Holding Company's or Association's tax-qualified employee plans, or any material change, or any development involving a prospective material change in or affecting the general affairs of, management, financial position, stockholders' equity or results of operations of the Holding Company or the Association, otherwise than as set forth or contemplated in the Registration Statement and the Prospectus, the effect of which, in any such case described above, is in the Agent's reasonable judgment sufficiently material and adverse as to make it impracticable or inadvisable to proceed with the Subscription and Community Offering or the delivery of the Shares on the terms and in the manner contemplated in the Prospectus.

     (j) Prior to and at the Closing Date: (i) in the reasonable opinion of the Agent, there shall have been no material adverse change in the financial condition or in the earnings, capital, properties or business affairs of the Holding Company or the Association independently, or of the Holding Company and the Association, considered as one enterprise, from that as of the latest dates as of which such condition is set forth in the Prospectus, except as referred to therein; (ii) there shall have been no material transaction entered into by the Holding Company and the Association, considered as one enterprise, from the latest date as of which the financial condition of the Holding Company or the Association is set forth in the Prospectus other than transactions referred to or contemplated therein; (iii) the Holding Company or the Association shall not have received from the OTS or the FDIC any direction (oral or written) to make any material change in the method of conducting their business with which it has not complied in all material respects (which direction, if any, shall have been disclosed to the Agent) and which would reasonably be expected to have a material and adverse effect on the condition (financial or otherwise) or on the earnings, capital, properties or business affairs of the Holding Company and the Association considered as one enterprise; (iv) neither the Holding Company nor the Association shall have been in default (nor shall an event have occurred which, with notice or lapse of time or both, would constitute a default) under any provision of any agreement or instrument relating to any material outstanding indebtedness; (v) no action, suit or proceedings, at law or in equity or before or by any federal or state commission, board or other administrative agency, shall be pending or, to the knowledge of the Holding Company or the Association, threatened against the Holding Company or the Association or affecting any of their properties wherein an unfavorable decision, ruling or finding would reasonably be expected to have a material and adverse effect on the financial condition or on the earnings, capital, properties or business affairs of the Holding Company and the Association, considered as one enterprise; and (vi) the Shares have been qualified or registered for offering and sale under the securities or blue sky laws of the jurisdictions as to which the Holding Company and the Agent shall have agreed.

     (k) At or prior to the Closing Date, the Agent shall receive (i) a copy of the letter from the OTS authorizing the use of the Prospectus and approving the Application, (ii) a copy of the order from the Commission declaring the Registration Statement effective, (iii) a copy of the certificate of existence for the Association from the OTS, (iv) a certificate of good standing from the State of Delaware evidencing the good standing of the Holding Company and (v) a copy of the letter from the OTS approving the Holding Company Application.

     (l) As soon as available after the Closing Date, the Agent shall receive a certified copy of the Association's stock charter.

     (m) Subsequent to the date hereof, there shall not have occurred any of the following: (i) a suspension or limitation in trading in securities generally on the New York Stock Exchange or American Stock Exchange or in the over-the-counter market, or quotations halted generally on the Nasdaq Stock Market, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices for securities have been required by either of such exchanges or the NASD or by order of the Commission or any other governmental authority;
(ii) a general moratorium on the operations of commercial banks or other federally-insured financial institutions or general moratorium on the withdrawal of deposits from commercial banks or other federally-insured financial institutions declared by either federal or state authorities; (iii) the engagement by the United States in hostilities which have resulted in the declaration, on or after the date hereof, of a national emergency or war; or
(iv) a material decline in the price of equity or debt securities if the effect of any of (i) through (iv) herein, in the Agent's reasonable judgment, makes it impracticable or inadvisable to proceed with the Subscription and Community Offering or the delivery of the Shares on the terms and in the manner contemplated in the Registration Statement and the Prospectus.

     SECTION 9B. CONDITIONS TO THE HOLDING COMPANY AND THE ASSOCIATION'S OBLIGATIONS.

     The obligations of the Holding Company and the Association hereunder are subject to the accuracy of the representations, warranties and covenants of the Agent, to the performance by the Agent of its obligations hereunder and to the satisfaction of the conditions contained in Paragraph (a) of Section 9A hereunder.

     SECTION 10.  INDEMNIFICATION.

     (a) The Holding Company and the Association agree to indemnify and hold harmless the Agent, its officers, directors, agents, servants and employees and each person, if any, who controls the Agent within the meaning of Section 15 of the 1933 Act or Section 20(a) of the 1934 Act, against any and all loss, liability, claim, damage or expense whatsoever (including but not limited to settlement expenses), joint or several, that the Agent or any of them may suffer or to which the Agent and any such persons may become subject under all applicable federal and state laws or otherwise, and to promptly reimburse the Agent and any such persons upon written demand for any reasonable expenses (including fees and disbursements of counsel) incurred by the Agent or any of them in connection with investigating, preparing or defending any actions, proceedings or claims (whether commenced or threatened) to the extent such losses, claims, damages, liabilities or actions (i) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment or supplement thereto), preliminary or final Prospectus (or any amendment or supplement thereto), the Application, or any blue sky application or other instrument or document of the Holding Company or the Association or based upon written information supplied by the Holding Company or the Association filed in any state or jurisdiction to register or qualify any or all of the Shares under the securities laws thereof (collectively, the "Blue Sky Application"), or any application or other document, advertisement, or communication ("Sales Information") prepared, made or executed by or on behalf of the Holding Company or the Association with its consent or based upon written information furnished by or on behalf of the Holding Company or the Association, whether or not filed in any jurisdiction in order to qualify or register the Shares under the securities laws thereof;
(ii) arise out of or based upon the omission or alleged omission to state in any of the foregoing documents or information, a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (iii) arise from any theory of liability whatsoever relating to or arising from or based upon the Registration Statement (or any amendment or supplement thereto), preliminary or final Prospectus (or any amendment or supplement thereto), the Application, any Blue Sky Application or Sales Information or other documentation distributed in connection with the Conversion or relating to or arising from the Conversion or any action of the Agent acting as agent of the Holding Company or the Association pursuant to this Agreement; provided, however, that no indemnification is required under this paragraph (a) to the extent such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue material statements or alleged untrue material statements in, or material omission or alleged material omission from, the Registration Statement (or any amendment or supplement thereto) or the preliminary or final Prospectus (or any amendment or supplement thereto) the Application, the Blue Sky Application or Sales Information or other documentation distributed in connection with the Conversion made in reliance upon and in conformity with written information furnished to the Holding Company or the Association by the Agent with respect to the Agent expressly for use in the Registration Statement (or any amendment or supplement thereto) or Prospectus (or any amendment or supplement thereto) under the caption "The Conversion - Marketing Arrangements" therein. Provided further, that the Holding Company and the Association will not be responsible for any loss, liability, claim, damage or expense to the extent they result primarily from actions taken or omitted to be taken by the Agent in bad faith or from the Agent's gross negligence, and the Agent agree to repay to the Holding Company any amounts advanced by it to the Agent in connection with matters as to which the Agent are found not to be entitled to indemnification hereunder. Notwithstanding the foregoing, the indemnification provided for in this paragraph (a) shall not apply to the Association to the extent that such indemnification by the Association would constitute a covered transaction under
Section 23A of the Federal Reserve Act.

     (b) The Agent agrees to indemnify and hold harmless the Holding Company, its directors and officers, agents, servants and employees and each person, if any, who controls the Holding Company within the meaning of Section 15 of the 1933 Act or Section 20(a) of the 1934 Act against any and all loss, liability, claim, damage or expense whatsoever (including but not limited to settlement expenses), joint or several which they, or any of them, in connection with investigating, preparing or defending any actions, proceedings or claims (whether commenced or threatened) to the extent such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment of supplement thereto), the Application, the Holding Company Application or any Blue Sky Application or Sales Information or are based upon the omission or alleged omission to state in any of the foregoing documents a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Agent's obligations under this
Section 10(b) shall exist only if and only to the extent that such untrue statement or alleged untrue statement was made in, or such material fact or alleged material fact was omitted from, the Registration Statement (or any amendment or supplement thereto) or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Holding Company by the Agent expressly for use under the caption "The Conversion - Marketing Arrangements" therein.

     (c) Each indemnified party shall give prompt written notice to each indemnifying party of any action, proceeding, claim (whether commenced or threatened), or suit instituted against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve it from any liability which it may have on account of this Section 10 or otherwise. An indemnifying party may participate at its own expense in the defense of such action. In addition, if it so elects within a reasonable time after receipt of such notice, an indemnifying party, jointly with any other indemnifying parties receiving such notice, may assume defense of such action with counsel chosen by it and approved by the indemnified parties that are defendants in such action, unless such indemnified parties reasonably object to such assumption on the ground that there may be legal defenses available to them that are different from or in addition to those available to such indemnifying party. If an indemnifying party assumes the defense of such action, the indemnifying parties shall not be liable for any fees and expenses of counsel for the indemnified parties incurred thereafter in connection with such action, proceeding or claim, other than reasonable costs of investigation. In no event shall the indemnifying parties be liable for the fees and expenses of more than one separate firm of attorneys (and any special counsel that said firm may retain) for all indemnified parties in connection with any one action, proceeding or claim or separate but similar or related actions, proceedings or claims in the same jurisdiction arising out of the same general allegations or circumstances.

     (d) The agreements contained in this Section 10 and in Section 11 hereof and the representations and warranties of the Holding Company and the Association set forth in this Agreement shall remain operative and in full force and effect regardless of: (i) any investigation made by or on behalf of the Agent or its officers, directors or controlling persons, agents or employees or by or on behalf of the Holding Company or the Association or any officers, directors or controlling persons, agents or employees of the Holding Company or the Association or any controlling person, director or officer of the Holding Company or the Association; (ii) delivery of and payment hereunder for the Shares; or (iii) any termination of this Agreement.

     SECTION 11.  CONTRIBUTION.

     (a) In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in Section 10 is due in accordance with its terms but is for any reason held by a court to be unavailable from the Holding Company and the Association, or the Agent, as the case may be, the Holding Company and the Association, or the Agent, as the case may be, shall contribute to the aggregate losses, claims, damages and liabilities (including any investigation, legal and other expenses incurred in connection therewith and any amount paid in settlement of any action, suit or proceeding of any claims asserted, but after deducting any contribution received by the Holding Company and the Association or the Agent, as the case may be from persons other than the other party thereto, who may also be liable for contribution) in such proportion so that the Agent is responsible for that portion represented by the percentage that the fees paid to the Agent pursuant to Section 4 of this Agreement (not including expenses) bears to the gross proceeds received by the Holding Company from the sale of the Shares in the Subscription and Community Offering and the Holding Company and the Association shall be responsible for the balance. If, however, the allocation provided above is not permitted by applicable law or if the indemnified party failed to give the notice required under Section 10 above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative fault of the

Holding Company and the Association on the one hand and the Agent on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions, proceedings or claims in respect thereof), but also the relative benefits received by the Holding Company and Association on the one hand and the Agent on the other from the offering, as well as any other relevant equitable considerations. The relative benefits received by the Holding Company and the Association on the one hand and the Agent on the other shall be deemed to be in the same proportion as the total gross proceeds from the Subscription and Community Offering (before deducting expenses) received by the Holding Company bear to the total fees (not including expenses) received by the Agent. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Holding Company and/or the Association on the one hand or the Agent on the other and the parties relative intent, good faith, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Holding Company and the Agent agree that it would not be just and equitable if contribution pursuant to this Section 11 were determined by pro-rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this
Section 11. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or action, proceedings or claims in respect thereof) referred to above in this Section 11 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action, proceeding or claim. It is expressly agreed that the Agent shall not be liable for any loss, liability, claim, damage or expense or be required to contribute any amount which in the aggregate exceeds the amount paid (excluding reimbursable expenses) to the Agent under this Agreement. It is understood that the above-stated limitation on the Agent's liability is essential to the Agent and that the Agent would not have entered into this Agreement if such limitation had not been agreed to by the parties to this Agreement. No person found guilty of any fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933
Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation. The obligations of the Holding Company, the Association, and the Agent under this Section 11 and under Section 10 shall be in addition to any liability which the Holding Company, the Association, and the Agent may otherwise have. For purposes of this Section 11, each of the Agent's, the Holding Company's and the Association's officers and directors and each person, if any, who controls the Agent or the Holding Company and the Association within the meaning of the 1933 Act and the 1934 Act shall have the same rights to contribution as the Holding Company, the Association and the Agent. Any party entitled to contribution, promptly after receipt of notice of commencement of any action, suit, claim or proceeding against such party in respect of which a claim for contribution may be made against another party under this Section 11, will notify such party from whom contribution may be sought, but the omission to so notify such party shall not relive the party from whom contribution may be sought from any other obligation it may have hereunder or otherwise than under this Section 11.

     SECTION 12. REPRESENTATIONS, WARRANTIES AND INDEMNITIES TO SURVIVE DELIVERY. All representations, warranties and indemnities and other statements contained in this Agreement, or contained in certificates of officers of the Holding Company and the Association or the Agent submitted pursuant hereto, shall remain operative and in full force and effect, regardless of any termination or cancellation of this Agreement or any investigation made by or on behalf of the Agent or controlling person, or by or on behalf of the Holding Company and the Association and shall survive the issuance of the Shares, and any legal representative, successor or assign of the Agent, the Association and the Holding Company, and any indemnified person shall be entitled to the benefit of the respective agreements, indemnities, warranties and representations.

     SECTION 13. TERMINATION. The Agent may terminate this Agreement by giving the notice indicated below in this Section at any time after this Agreement becomes effective as follows:

     (a) In the event the Holding Company fails to sell the minimum number of the Shares within the period specified in accordance with the provisions of the Plan or as required by the Conversion Regulations and applicable law, this Agreement shall terminate upon refund by the Association to each person who has subscribed for or ordered any of the Shares the full amount which it may have received from such person, together with interest in accordance with Section 3, and no party to this Agreement shall have any obligation to the other hereunder, except as set forth in Sections 3, 4, 8, 10 and 11 hereof.

     (b) If any of the conditions specified in Section 9A shall not have been fulfilled when and as required by this Agreement, or by the Closing Date, or waived in writing by the Agent, this Agreement and all of the Agent'sobligations hereunder may be canceled by the Agent by notifying the Association of such cancellation in writing or by telegram at any time at or prior to the Closing Date, and, any such cancellation shall be without liability of any party to any other party except as otherwise provided in Sections 3, 4, 8, 10 and 11 hereof.

     (c) If Webb elects to terminate this Agreement as provided in this section, the Holding Company and the Association shall be notified by such Agent as provided in Section 14 hereof.

     SECTION 14. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to Webb shall be directed to Charles Webb & Company, a Division of Keefe, Bruyette & Woods, Inc., at 211 Bradenton Avenue, Dublin, Ohio 43017, Attention: Mr. Charles R. Webb and notices to the Holding Company and the Association shall be directed to 114 East 3rd Street, Delphos, Ohio 45833, Attention: Joseph R. Reinemeyer, President and Chief Executive Officer (with a copy to William E. Donnelly, Esq., Muldoon, Murphy & Faucette, 5101 Wisconsin Ave., N.W., Washington, D.C. 20016).

     SECTION 15. PARTIES. This Agreement shall inure to the benefit of and be binding upon the Agent and the Holding Company and the Association and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the parties hereto and their respective successors and the controlling persons and officers and directors referred to in Sections 10 and 11 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provisions herein contained. It is understood and agreed that this Agreement is the exclusive agreement among the parties, supersedes any prior Agreement among the parties and may not be varied except by a writing signed by all parties.

     SECTION 16. PARTIAL INVALIDITY. In the event that any term, provision or covenant herein or the application thereof to any circumstances or situation shall be invalid or unenforceable, in whole or in part, the remainder hereof and the application of said term, provision or covenant to any other circumstance or situation shall not be affected thereby, and each term, provision or covenant herein shall be valid and enforceable to the full extent permitted by law.

     SECTION 17. CONSTRUCTION. This Agreement shall be construed in accordance with the laws of the State of Ohio.

     If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between you and us in accordance with its terms.

                                Very truly yours,

CITIZENS FEDERAL SAVINGS AND
LOAN ASSOCIATION OF DELPHOS                 DELPHOS CITIZENS BANCORP, INC.



By:                                         By:
    ---------------------------------           -------------------------------
     Joseph R. Reinemeyer, President             Joseph R. Reinemeyer, President
        and Chief Executive Officer               and Chief Executive Officer




The foregoing Agency Agreement is
hereby confirmed and accepted as
of the date first set and above written.


CHARLES WEBB & COMPANY
a Division of Keefe, Bruyette & Woods, Inc.
By:
     -----------------------------
Its:
     -----------------------------


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